EXECUTION COPY    Exhibit 10.72

THIRD AMENDMENT (REVISED) TO LICENSE AGREEMENT
THIS THIRD AMENDMENT (REVISED) (this “Amendment”) is made and entered into as of June 10, 2015 by and between JAPAN TOBACCO INC., a Japanese corporation having its principal place of business at JT Building, 2-1 Toranomon, 2-chome, Minato-ku, Tokyo 105-8422, Japan (“JT”), and GILEAD SCIENCES, INC., a Delaware corporation having its principal place of business at 333 Lakeside Drive, Foster City, CA 94404, United States (“Gilead”) and replaces that certain Third Amendment entered into between JT and Gilead dated July 5, 2011. JT and Gilead are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, JT and Gilead have previously entered into a License Agreement dated March 22, 2005 which was amended on May 19, 2005, May 17, 2010, and July 5, 2011 (such License Agreement, as amended previously and contemporaneously with this Amendment, the “EVG Agreement”) relating to a compound designated as JTK-303, which is now known as Elvitegravir (“EVG”); and
WHEREAS, Gilead desires to arrange for a product containing EVG as the sole active pharmaceutical ingredient and the Quad (as defined below) to be made available in developing countries which cannot afford developed-world pricing for the products and JT desires to facilitate such Gilead efforts by agreeing to amend the EVG Agreement as set forth herein.
NOW THEREFORE, based on the foregoing premises and the mutual covenants and obligations set forth below, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
Unless otherwise specified, capitalized terms not defined in this Amendment shall have the definitions set forth therefor in the EVG Agreement. The EVG Agreement is hereby amended by adding the following defined terms:
1.1    “Access Countries” shall mean the Access Group A Countries, the Access Group B Countries and the Access Group C Countries.
1.2     “Access Group A Countries” shall mean the countries listed on Schedule 1.65 A attached to this Amendment which consists of (i) the countries of Sub-Saharan Africa defined by The World Bank on the date of this Amendment, (ii) countries classified as low-income economies by The World Bank on the date of this Amendment, and (iii) countries listed by United Nations Conference On Trade and Development as least developed countries. If on the Launch Date or at any time thereafter a country not on Schedule 1.65 A is classified as a low-income economy by The World Bank or a country listed by United Nations Conference On Trade and Development as least developed country, then Gilead may amend Schedule 1.65 A to add such country upon prior written notice to JT and in accordance with any applicable requirements set forth in Section 2.8 of this Amendment. If such added country is listed on any other Schedule of this Amendment, then such Schedule shall be amended to delete such country.

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1.3     “Access Group B Countries” shall mean the countries listed on Schedule 1.65 B attached to this Amendment. If on the Launch Date or at any time thereafter a country not on Schedule 1.65 B is classified as a lower-middle-income economy (or lower classification than lower-middle-income economy) by The World Bank, then Gilead may amend Schedule 1.65 B to add such country upon prior written notice to JT and in accordance with any applicable requirements set forth in Section 2.8. If on the Launch Date or at any time thereafter a country not on Schedule 1.65 B is classified in higher class than lower–middle-income economy by The World Bank, then Gilead may only amend Schedule 1.65 B to add such country upon prior written approval by JT and in accordance with any other requirements, if applicable, set forth in Section 2.8 of this Amendment. If any such added country is listed on any other Schedule of this Amendment, then such Schedule shall be amended to delete such country.
1.4     “Access Group C Countries” shall mean the countries listed on Schedule 1.65 C attached to this Amendment. Gilead may only amend Schedule 1.65 C to add such country upon prior written approval by JT and in accordance with any applicable requirements set forth in Section 2.8 of this Amendment.
1.5    “B/C Countries” shall mean all Access Group B Countries and the Access Group C Countries.
1.6     “Branded Products” shall mean the Products sold by Gilead or its Affiliates or Sublicensees other than Generic Versions.
1.7     “Excluded Net Sales” shall mean Net Sales of Branded Products sold by Gilead or its Affiliates or Sublicensees for distribution solely within Access Group A Countries and Net Sales of Generic Versions under Generic Licenses in the Generic Territory.
1.8     “Generic License” shall mean a sublicense by Gilead or its Affiliate of its rights granted under Article 6 of the EVG Agreement to a Generic Licensee to (i) sell Generic Versions solely within the Generic Territory, (ii) make Generic Versions in India from Qualified EVG API solely for the purpose of selling them in the Generic Territory, (iii) make Generic Versions in China from Qualified EVG API solely for the purpose of selling them in the Generic Territory, (iv) make Generic Versions in South Africa from Qualified EVG API solely for the purposes of selling them in the Generic Territory, and/or (v) make API of EVG in India, China or South Africa and sell such API of EVG to other Generic Licensees in India, China or in South Africa, solely for the purpose of making Generic Versions pursuant to 1.8(ii) or 1.8(iii) or 1.8(iv) set forth above. For clarity, unless otherwise expressly provided in this Amendment, both of the sublicense granted by Gilead to MPPF as well as MPPF License shall be deemed to be included in Generic Licensee. “Qualified EVG API” shall mean EVG API made by a Generic Licensee in India, China or South Africa or made by a contract manufacturer that makes EVG API for Gilead’s Branded Product. “India” shall mean Republic of India and “China” shall mean the People’s Republic of China but, for clarity, excluding Hong Kong SAR, Macau SAR, and Chinese Taipei.
1.9     “Generic Licensee” shall mean a Sublicensee of Gilead or its Affiliate that has been granted a Generic License to make and/or sell API of EVG and/or Generic Versions and that has been granted no other rights to Products, except that a Generic Licensee may be granted the right to distribute Branded Products solely within countries in the Generic Territory. For clarity, unless otherwise expressly provided in this Amendment, both of the MPPF and any third party granted the sublicense from MPPF under Section 3.2 of this Amendment shall be deemed to be included in Generic Licensee.
1.10    “Generic Net Sales” shall mean the net sales of EVG Generic Versions in the Generic Territory as such net sales are defined in the applicable Generic License, and as reported by the applicable Generic Licensee. For products containing EVG and one or more other APIs, such net

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sales shall mean the portion of net sales allocated to the EVG component as set forth in section 4.2 of the Generic License templates attached as Attachments A, B and C (for Attachment C, section 4.2 of the form of sublicense agreements attached thereto) to this Amendment. If such allocations are not reported by the Generic Licensee(s), then Gilead and JT shall agree on the allocation based on available data on net selling prices of applicable generic products in the Generic Territory.
1.11     “Generic Territory” shall mean the Access Group A Countries and the Access Group B Countries.
1.12    “Generic Versions” shall mean the Products manufactured by Generic Licensees that are not sold under any Regulatory Approvals obtained by or for Gilead or its Affiliate, and which are marketed and promoted using different product trademarks than the Trademark. For clarity, it is expected that Generic Versions will receive Regulatory Approvals based on reference to Regulatory Approvals obtained by or for Gilead for Branded Products.
1.13     “JT Patent Expenses” shall mean [*] expenses (including attorneys’ fees) actually incurred by JT to file, maintain, Prosecute or enforce any patents or patent applications in or for the Access Group A Countries which are licensed by JT to Gilead under EVG Agreement.
1.14     “Launch Date” shall mean the earliest date of Commercial Launch of a Branded Product.
1.15     “MPPF” shall mean the Medicines Patent Pool Foundation, at Chemin Louis-Dunant 17, 1202, 1202 Geneva, Switzerland. The sublicense of the Generic License granted by Gilead to MPPF pursuant to Section 3.2 of this Amendment shall be referred to as the “MPPF License”.
1.16    “Net Sales” shall mean Net Sales as defined in Section 1.65 of the EVG Agreement and not as defined in section 1.8 of the Second Amendment dated May 10, 2010 to the EVG Agreement.
1.17    ”Region” shall mean any one of Access Group A Countries, Access Group B Countries or Access Group C Countries.
ARTICLE 2
ACCESS COUNTRIES AND NET SALES
2.1    Net Sales in Access Countries. “Net Sales” shall [*], provided, however, that annual net sales and unit sales volume of each of Branded Products and Generic Versions (including, but not limited to, Generic Version containing a combination of APIs that are different from any Product under development or being marketed by Gilead, as set forth in Section 3.3 of this Amendment) in the Access Countries shall be reported by Gilead to JT in writing on a country-by-country and product-by-product basis, within ninety (90) days after the end of each calendar year, to the extent such information is available to Gilead.
2.2    Amendment of Net Sales Definition. Section 1.65 (“Net Sales”) of the EVG Agreement hereby is amended by deleting the following words and replacing them by the following words:
Deleted Words: “Distribution to Global Access Programs. To the extent Gilead or its Affiliates distribute Product through government agencies, not-for-profit non-governmental organizations, physicians, pharmacies or patients in the countries listed in Schedule 1.65 at reduced rates (the “Gilead Global Access Program”), Net Sales for the purposes of determining royalties payable under this Agreement on Products distributed to a Gilead Global Access Program will be calculated by reducing the gross amount invoiced to the Global Access Program for such Product by Gilead’s

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Manufacturing Costs, including, to the extent not included as Manufacturing Costs, reasonable overhead and depreciated facilities expenses and administrative costs in direct support of the manufacturing of the Product and of Gilead’s Global Access Program in accordance with practices and procedures consistent with those of other relevant products in the Gilead Global Access Program, for the Product less all credits or allowances granted on account of rejections, returns, billing errors or retroactive price reductions, and duties, taxes and other governmental charges, provided that the total resulting amount shall not be reduced below zero after deduction of applicable credits and allowances.”
Replacement Words: “Adjustment for Combination Products.”
Schedule 1.65 attached to the EVG Agreement is hereby deleted.

2.3    Royalty Due to JT for Sales of Generic Versions. Gilead shall pay JT a royalty of [*] of Generic Net Sales only in Access Group B Countries of the Generic Territory. The provisions of Sections 8.4, 8.5, 8.6, 8.7, 8.8 and 8.9 of the EVG Agreement shall apply to such royalty payments, except that Gilead’s payment shall be due thirty (30) days after receipt of the royalty report from the Generic Licensee reporting such Generic Net Sales.
2.4    [*] shall be reported in the quarterly royalty reports to JT under Section 8.4 of the EVG Agreement.
2.5    Access Countries. Section 5.5 (“Global Access Program”) of the EVG Agreement hereby is amended to read as follows:
“5.5 Access Countries. In its program to provide Products in the Access Countries (either by itself or through Generic Licensees) Gilead shall undertake commercially reasonable efforts to seek to prevent adverse effects on Net Sales of Products in countries that are not in the Access Countries, which efforts are consistent with those Gilead uses with its other HIV products. Gilead will discuss in good faith with JT any such preventative efforts and shall keep JT reasonably informed of actions taken in furtherance of such efforts to prevent adverse effects on Net Sales of Product in countries that are not Access Countries. In any Gilead press release announcing an expansion of the Gilead global access program with respect to the Product, Gilead shall comply with Section 13.3 of the EVG Agreement and also shall include a statement to the effect that JT has agreed to reduce or waive its right to a royalty on sales of the Product in the Access Countries.”
2.6    No Application of Certain Provisions to Access Countries. [*]
2.7    JT Patent Expenses. JT Patent Expenses will be billed to Gilead quarterly and shall be paid by Gilead to JT within thirty (30) days from receipt of invoice, such invoice and payments to be in United States Dollars (converted from other currencies pursuant to JT’s central currency conversion system). The IP Subcommittee shall determine a reasonable strategy, including the [*] that would cause JT to incur JT Patent Expenses. If the IP Subcommittee agrees on the strategy for such proceeding or action, then Gilead will reimburse JT for such JT Patent Expenses. If the IP Subcommittee does not agree on a strategy for such proceeding or action at any time, then (a) JT will be entitled to pursue its own strategy for such proceeding or action, keeping Gilead reasonably informed, and (b) Gilead [*] for such proceeding or action. Any such failure by the IP Subcommittee to agree shall not be subject to further review under Section 9.2(c) or Article 15 of the EVG Agreement. For clarity, [*] even if Gilead does not agree on the strategy therefor.
2.8    Changes to Schedules 1.65 A, 1.65 B or 1.65 C. Gilead may remove a country from any of Schedules 1.65 A, 1.65 B or 1.65 C (the “ABC Schedules”) upon prior written notice to JT. If any country on an ABC Schedule (e.g., as was the case with Sudan) is divided into two or more countries, then such countries automatically shall take the place, on such ABC Schedule, of the

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country which was divided. If Gilead wishes to add a country to an ABC Schedule and this Amendment does not permit Gilead to do so upon prior written notice to JT, then Gilead shall request the addition of such country to JT along with a justification for such addition, and such addition shall be subject to JT’s written consent. If the criteria (except routine adjustments to the threshold income levels) of categorization of a country’s economic situation by The World Bank or United Nations Conference On Trade and Development is changed, upon JT’s request, Gilead and JT shall discuss in good faith to modify the criteria to amend Schedules 1.65 A, 1.65 B or 1.65 C set out in Sections 1.2, 1.3 and 1.4.
ARTICLE 3
GENERIC LICENSES
3.1    JT Consent. JT consents to Gilead entering into Generic Licenses with Generic Licensees on the condition that: (i) the terms and conditions of Generic Licenses shall not be less favorable to JT than the agreement templates attached hereto as Attachment A for semi-exclusive license and Attachment B for non-exclusive license; and (ii) Gilead shall use reasonable efforts to cause each Generic Licensee to substantially fulfill all its obligations under Generic License and Gilead’s obligations under the EVG Agreement. Gilead shall not grant to any Generic Licensee or any other entity the right to sublicense the Generic License to a third party. Notwithstanding the preceding sentence, Gilead may grant any Generic Licensee the right to sublicense the Generic License to an Affiliate of such Generic Licensee (for purposes of this Section 3.1 and Section 3.2 only, “Affiliate” will have the meaning set forth in the Generic License templates attached as Attachments A, B and C to this Amendment) on condition that such Generic Licensee (a) shall ensure any such Affiliate complies with the terms of the Generic License as if they were a party to the Generic License, and (b) will be liable for activities of such Affiliates as if such activities were performed by such Generic Licensee. For clarity, Gilead may sell Branded Products in the Generic Territory.
3.2    MPPF License. Notwithstanding Section 3.1 of this Amendment, Gilead may grant the right to MPPF to issue single tier sublicenses to Generic Licensees under terms and conditions no less favorable to JT than the agreement templates attached hereto as Attachment C. Additionally, Gilead may grant any such Generic Licensees the right to further sublicense the Generic License to an Affiliate of such Generic Licensee on condition that such Generic Licensee (a) shall ensure any such Affiliate complies with the terms of the Generic License as if they were a party to the Generic License, and (b) will be liable for activities of such Affiliates as if such activities were performed by such Generic Licensee.
3.3    Generic Version of Different Combination. If a Generic Licensee proposes to commercialize a Generic Version which contains a combination of APIs that are different (including different dosages, other than of EVG) from any Product under development or being marketed by Gilead, then such commercialization shall be subject to prior review and approval by Gilead with regard to safety considerations.
3.4    Sharing of Generic License Agreement. Upon JT’s request, Gilead shall promptly provide to JT a list of the then-current Generic Licensees and a copy of the Generic License agreement (including any amendment thereto) with each Generic Licensee, and a copy of the MPPF License. Gilead may redact information pertaining only to products which are not Products.
3.5    Generic Licensee Know-How and Patents. JT understands that Gilead has obligations under Section 6.5 of the EVG Agreement with respect to sublicense of Gilead Sublicensee Know-How and Gilead Sublicensee Patents, and that [*]. Gilead will keep JT apprised of any Gilead Sublicensee Know-How and Gilead Sublicensee Patents of Generic Licensees that is provided or reported to Gilead by the Generic Licensees and sublicensable to JT, including [*]. For purposes of Section 9.3(c) (“Gilead Patents”) and 9.4(c) (“Infringement of Gilead Patents”) of the EVG Agreement,

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“Gilead Patents” shall not include Patents of Generic Licensees. For clarity, any inconsistent or additional obligations of Gilead to obtain rights to Sublicensee Know-How and Sublicensee Patents of Generic Licensees under the EVG Agreement are hereby superseded.
3.6    Generic Licensee Information and Regulatory Filings. JT acknowledges that it shall have no access to or rights to obtain, use or reference any Regulatory Information, records, regulatory filings, correspondence with Regulatory Authorities, Marketing Authorization Applications, INDs and post-approval Phase IIIB/IV data for Products or Regulatory Approvals of Generic Licensees with respect to Generic Versions, except as provided under Section 3.5 of this Amendment. Notwithstanding the foregoing, JT shall have the right to obtain, use or reference the above-mentioned data, documents and information, if and to the extent Gilead has the right to obtain, use or reference the above-mentioned data, documents and information.
3.7    Safety Data. JT agrees that Section 4.4 (“Adverse Event Reporting and Safety Data Exchange”) of the EVG Agreement shall not apply to Generic Versions. Notwithstanding the foregoing, JT shall have the right to obtain, use or reference such data, documents and information with respect to safety or adverse events, if and to the extent Gilead has the right to obtain, use or reference such data, documents and information with respect to safety or adverse events.
3.8    Promotional Materials. JT agrees that Section 5.3 (“Promotional Materials”) of the EVG Agreement shall not apply to Promotional Materials of Generic Licensees.
3.9    Trademark. Gilead and JT agree that the Trademark shall not be used with respect to the Generic Versions. The Generic Licenses shall prohibit the Generic Licensee from using the Trademark with respect to Generic Versions and shall require that the Generic Versions have a trade dress that is distinct from Branded Products.
3.10    Responsibility for Generic Licensees. JT acknowledges that enforcing legal rights in some or all of the Access Countries is more challenging than in countries that are not Access Countries. Therefore, JT agrees that if the actions or inactions of a Generic Licensee cause Gilead to be in breach of the EVG Agreement (including situations where the Generic Licensee acts in a manner inconsistent with the EVG Agreement under Section 16.9), then so long as Gilead is acting in good faith to remedy such breaches (including, without limitation, notifying JT of any material breach (e.g. (A) material quantity of leakage of (i) Generic Versions to the countries other than Access Group A Countries and Access Group B Countries or (ii) API to the countries other than India, China or South Africa or (B) substantial deviation from Good Manufacturing Practices) of the EVG Agreement by Generic Licensees promptly after it is known to Gilead and, upon reasonable request by JT, terminating the Generic License with respect to Products in a timely manner in accordance with the relevant provisions of Generic License), then JT agrees that it will not terminate the EVG Agreement with respect to countries that are not Access Countries because of such breach. Gilead shall indemnify the JT Indemnitees from any losses or damages arising from any breach of the EVG Agreement due to the acts or omissions of Generic Licensees pursuant to Sections 11.2 and 11.4 of the EVG Agreement. Except as specifically set forth in this Section 3.10, nothing in this Amendment limits any rights or remedies of JT for any breach by Gilead of the EVG Agreement.
3.11    Amendment to Gilead’s Indemnification. The first sentence of Section 11.2 of the EVG Agreement is hereby amended to read as follows:
“Gilead hereby agrees to Indemnify JT and its Affiliates, agents, directors, officers and employees (the “JT Indemnitees”) from and against any and all Losses resulting from Third Party Claims arising directly or indirectly out of (i) a breach of any obligations of Gilead under this Agreement, including without limitation Gilead’s representation and warranties or covenants pursuant to Article 10; or (ii) the Development, manufacture (to the extent of any formulation work performed by Gilead pursuant to Article 7), storage, distribution, promotion,

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labeling, handling, use, sale, offer for sale or importation of Compound and/or Products by Gilead, its Affiliates or its Generic Licensees in the Gilead Territory (subject to Section 11.3).”
3.12    Audit of Generic Licensees. JT agrees that it shall not have the right to directly audit Generic Licensees under Section 12.1 (“Records; Audits”) of the EVG Agreement. Gilead shall secure the right to audit Generic Licensee in each Generic License. When Gilead has audited Generic Licensee(s), Gilead shall provide the portions of the audit result and report relevant to Products to JT within sixty (60) days from completion of each audit. If requested by JT, Gilead shall promptly audit a Generic Licensee in accordance with Gilead’s audit rights under the applicable Generic License. For clarity, nothing in this Section 3.12 affects JT’s right to audit Gilead or its Affiliates.
3.13    Alternate Dosage. Gilead shall obligate and require Generic Licensees not to manufacture or sell any Generic Versions formulated at a single dose concentration other than those dose concentrations approved by the FDA for such agents, without prior written consent of Gilead.
3.14    Generic Licensees’ Quarterly Reports. Gilead shall obligate and require Generic Licensees to provide Gilead with quarterly reports on manufacturing and sales as set forth in section 4.3 in Attachment A, Attachment B and Attachment C (for Attachment C, section 4.3 of the form of sublicense agreements attached thereto). Upon JT’s request, Gilead shall provide JT with copies of such quarterly reports; provided that Gilead may redact information which does not pertain to the Products.
3.15    Annual Reports on Different Combination or Alternate Dosage. Gilead shall make commercially reasonable efforts to determine, by itself or through Generic Licensees, the regulatory status in each country of the Generic Version (i) with different combination of APIs and (ii) with alternate dosage, for which Gilead give the approval or consent pursuant to Section 3.3 or 3.13 of this Amendment, respectively and shall annually report to JT thereon.
3.16    Third Party’s Infringement. If Gilead learns of any alleged or threatened infringement of the JT Patents in the Access Countries, Gilead shall promptly report same in writing to JT in accordance with Section 9.4(a)(i) of the EVG Agreement and shall cooperate and assist JT, by itself or through Generic Licensees, in the investigation and enforcement pertaining to such infringement.
3.17    JT Mark. Gilead shall obligate and require Generic Licensees not to use any JT’s trademark, trade name, logo or service mark (each, a “JT Mark”), or any word, logo or any expression that is similar to any JT Mark.
3.18    Consultation before disclosure of the EVG Agreement. Notwithstanding Section 13.3(c)(iv) of the EVG Agreement, if Gilead plans to disclose any or all of the contents of the EVG Agreement to any Generic Licensee that are not in public domain, Gilead shall give JT reasonable prior written notice thereof, in which case Gilead and JT shall discuss the necessity and the manner of such disclosure and no disclosure shall be made in the absence of agreement by the parties thereon.
3.19    Termination of Generic Licenses. If the EVG Agreement is terminated, Gilead shall terminate the Generic Licenses with respect to the Products as set forth in Section 10.3(b)(iv) in Attachment A, Attachment B as well as shall terminate the MPPF License with respect to the Products.
ARTICLE 4
MISCELLANEOUS
4.1    Effect. This Amendment replaces the terms of that certain Third Amendment entered into between the Parties on July 5, 2011. Except as expressly amended by this Amendment, the EVG Agreement remains in full force and effect.

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4.2    Governing Law. This Amendment shall be governed and construed in accordance with the substantive laws of the State of New York and the federal law of the United States of America without regard to its conflict of law rules that would require the application of the laws of a foreign state or country.
4.3    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Amendment.
4.4    Headings. The headings for each Article and Section in this Amendment have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.
4.5    Translations. This Amendment is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Amendment, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any Japanese translation of this Amendment and this Amendment, this Amendment shall prevail.
4.6    Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument.

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IN WITNESS WHEREOF the Parties have executed this Amendment in duplicate originals by their duly authorized officers as of the date first set forth above.

Gilead Sciences, Inc. By: /s/ Gregg H. Alton Name: Gregg H. Alton Title: Executive Vice President, Corporate & Medical Affairs	Japan Tobacco Inc. By: /s/ Muneaki Fujimoto Name: Muneaki Fujimoto Title: President, Pharmaceutical Business

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SCHEDULE 1.65 A

List of Access A Countries set forth in Section 1.2.

1.    Afghanistan    44.    Nigeria
2.    Angola    45.    Rwanda
3.    Bangladesh    46.    Samoa
4.    Benin    47.    São Tomé and Principe
5.    Bhutan    48.    Senegal
6.    Botswana    49.    Seychelles
7.    Burkina Faso    50.    Sierra Leone
8.    Burundi    51.    Solomon Islands
9.    Cambodia    52.    Somalia
10.    Cameroon    53.    South Africa
11.    Cape Verde    54.    South Sudan
12.    Central African Republic    55.    Sudan
13.    Chad    56.    Swaziland
14.    Comoros    57.    Tajikistan
15.    Congo, Dem. Rep.    58.    Tanzania
16.    Congo, Rep.    59.    Timor-Leste
17.    Côte d'Ivoire    60.    Togo
18.    Djibouti    61.    Tuvalu
19.    Equatorial Guinea    62.    Uganda
20.    Eritrea    63.    Vanuatu
21.    Ethiopia    64.    Yemen, Rep.
22.    Gabon    65.    Zambia
23.    Gambia, The    66.    Zimbabwe
24.    Ghana
25.    Guinea
26.    Guinea-Bissau
27.    Haiti
28.    Kenya
29.    Kiribati
30.    Kyrgyz Republic
31.    Lao PDR
32.    Lesotho
33.    Liberia
34.    Madagascar
35.    Malawi
36.    Mali
37.    Mauritania
38.    Mauritius
39.    Mozambique
40.    Myanmar
41.    Namibia
42.    Nepal
43.    Niger

SCHEDULE 1.65 B

List of Access B Countries set forth in Section 1.3.

1.    Anguilla (UK)
2.    Antigua and Barbuda
3.    Armenia
4.    Bahamas, The
5.    Barbados
6.    Belize
7.    Bolivia
8.    British Virgin Islands
9.    Cuba
10.    Dominica
11.    Ecuador
12.    El Salvador
13.    Fiji
14.    Georgia
15.    Grenada
16.    Guatemala
17.    Guyana
18.    Honduras
19.    India
20.    Indonesia
21.    Jamaica
22.    Kazakhstan
23.    Maldives
24.    Moldova
25.    Mongolia
26.    Nauru, Rep (UK)
27.    Nicaragua
28.    Pakistan
29.    Palau
30.    Papua New Guinea
31.    Sri Lanka
32.    St. Kitts and Nevis
33.    St. Lucia
34.    St. Vincent and the Grenadines
35.    Suriname
36.    Syrian Arab Republic
37.    Thailand
38.    Tonga
39.    Trinidad and Tobago
40.    Turkmenistan
41.    Turks and Caicos Islands
42.    Uzbekistan
43.    Vietnam

SCHEDULE 1.65 C

List of Access C Countries set forth in Section 1.4.

1.    Algeria
2.    Dominican Republic
3.    Egypt, Arab Rep.
4.    Morocco
5.    Tunisia

ATTACHMENT A
See attached.

ATTACHMENT B
See attached.

ATTACHMENT C
See attached.